Exhibit 8.1
                                 March 13, 1998

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292-2015

First Union Capital Markets,
 a division of Wheat First Securities Corp.
301 South College Street
Charlotte, North Carolina 28288

MBIA Insurance Corporation
113 King Street
Armonk, New York 10504

            Re: Mortgage Lenders Network Home Equity Loan Trust 1998-1 Asset Backed Notes, Series 1998-1

Ladies and Gentlemen:

      We have acted as counsel to Prudential Securities Secured Financing Corporation, a Delaware corporation ("PSSFC"), in connection with the formation of Mortgage Lenders Network Home Equity Loan Trust 1998-1 (the "Trust" or the "Issuer"), a Delaware business trust. The Trust was organized pursuant to a Deposit Trust Agreement (the "Deposit Trust Agreement"), dated as of March 1, 1998, between PSSFC and Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"). The Trust consists primarily of mortgage loans (the "Mortgage Loans") that are being pledged by the Trust to Norwest Bank Minnesota, National Association, as Indenture Trustee (the "Indenture Trustee"). The Issuer is issuing today its Asset Backed Notes, Series 1998-1 (the "Notes") pursuant to the terms of the Indenture (the "Indenture"), dated as of March 1, 1998, between the Issuer and the Indenture Trustee. The Notes have been registered by means of a Registration Statement of PSSFC on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act"), under File No. 333-27355, which Registration Statement became effective on June 10, 1997 (the "Registration Statement"), and includes the related Prospectus (the "Base Prospectus") dated June 10, 1997, and the Prospectus Supplement (the "Prospectus Supplement") dated March 5, 1998, which were filed by PSSFC with the Securities and Exchange Commission (the "Commission") pursuant to


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Rule 424 under the 1933 Act (the Base Prospectus and such Prospectus Supplement, collectively, the "Prospectus").

      This opinion is furnished to you in accordance with the requirements of the Underwriting Agreement. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Deposit Trust Agreement or the Indenture.

      In rendering the opinions expressed below, we have examined the following documents:

            (a) The Registration Statement, the Base Prospectus, and the Prospectus Supplement, all relating to the Notes;

            (b)   The Deposit Trust Agreement;

            (c)   The Indenture; and

            (d)   Such  other   documents   as  we  have  deemed   necessary  or
                  appropriate as a basis for the opinions set forth below.

      We do not purport to express an opinion on any laws other than the federal income tax law of the United States of America. No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state.

      Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that if (i) the Issuer, the Indenture Trustee, the Owner Trustee, and certain other parties to the issuance transaction comply with all of the provisions of the Indenture (without waiver) and certain other documents to be prepared and executed in connection with the issuance of the Notes and
(ii) the Issuer issues and sells the Notes as described in the Prospectus, the Notes will be treated for federal income tax purposes as evidences of indebtedness and not as ownership interests in the Mortgage Loans or in a taxable mortgage pool or as equity interests in the Issuer or in a separate association taxable as a corporation or as a publicly traded partnership.

      There are no existing regulations under section 385 of the Code defining instruments as equity or indebtedness for income tax purposes. Furthermore, there are no controlling regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Notes that discuss, for federal income tax purposes, (i) whether the securities constitute equity or indebtedness or (ii) whether the collateral relating to the securities has been pledged or sold to the holders of the securities. Therefore, our opinion regarding the characterization of the Notes as evidences of indebtedness is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Notes.


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      You should be aware that this opinion represents  conclusions with respect to the application to the Notes of existing law, regulations, administrative rules and practices, and legislative history, including, but not limited to, the official explanation of the Tax Reform Act of 1986. There can be no assurance, however, that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service.

      We consent to reliance on this opinion letter by you and by Richards, Layton & Finger, for the purpose of issuing their opinion with respect to the tax treatment of the Trust under Delaware law. Except as provided in the proceeding sentence, this opinion letter may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

                                                     Very truly yours,

                                                     /s/ DEWEY BALLANTINE LLP


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